                                                                      Exhibit 99

press release

                                                    Sierra Health Services, Inc.
                                                           2724 North Tenaya Way
                                                         Las Vegas, Nevada 89128
                                                                  (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS: Peter O'Neill                         Paul Palmer
          VP, Public & Investor Relations       SVP, Chief Financial Officer
          (702) 242-7156                        (702) 242-7112

                  SIERRA HEALTH RAISES 2003 EARNINGS ESTIMATES
           Preliminary Results for January and February Boost Outlook

     Las Vegas,  February 20, 2003 - Sierra  Health  Services,  Inc.  (NYSE:SIE)
today  announced  that it is raising  its  earnings  estimates  from  continuing operations for 2003, based on preliminary data for January and February.  Sierra now expects to earn  between  $0.40 and $0.42 for the first  quarter of 2003 and between $1.75 and $1.80 for the year.  Sierra had previously  estimated it would earn between $1.60 and $1.65 for the year 2003.  The company had not  previously provided quarterly guidance.

     A preliminary review of January and February 2003 performance and financial indicators are showing better than projected  results for commercial  membership growth and commercial pricing yields for the company's core Las Vegas market.

     Commercial  membership  growth  for  January  was 2.5% for Las  Vegas.  The company currently expects 2003 net commercial  membership growth in Las Vegas to be at the higher  end of the 7% to 10% range  previously  announced.  Commercial
pricing   yields  for  January,   blended  for  the   company's   HMO,  PPO  and
Point-of-Service products, are also better than expected.

     Sierra Health Services,  Inc., based in Las Vegas, is a diversified  health care services company that operates health maintenance organizations,  indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty  medical groups.  Sierra's  subsidiaries serve over 1.2 million people  through health benefit plans for employers,  government programs and individuals.  For more information,  visit the company's website at
www.sierrahealth.com.

                                   ---more---

Sierra Raises 2003 Earnings Estimates p.2/2/2/2/2

     Statements  in  this  news  release  that  are  not  historical  facts  are
forward-looking   and  based  on  management's   projections,   assumptions  and
estimates;  actual results may vary materially.  Forward-looking  statements are subject to certain  risks and  uncertainties,  which include but are not limited to: 1)  potential  adverse  changes in  government  regulations,  contracts  and programs,  including TRICARE,  Medicare,  Medicaid and legislative  proposals to eliminate  or  reduce  ERISA  pre-emption  of state  laws  that  would  increase potential  managed care  litigation  exposure;  2)  competitive  forces that may affect pricing,  enrollment and benefit levels; 3) unpredictable  medical costs, malpractice  exposure,  reinsurance  costs and inflation;  4) impact of economic conditions;  5) changes in healthcare and workers' compensation reserves; 6) our failure to win the  competitive  procurement  for the North Region  TRICARE Next
Generation  contract;  and 7) the amount of actual  proceeds  realized  upon the final  disposition  of the  workers'  compensation  insurance  operation  or the inability to dispose of such  business.  Further  factors  concerning  financial risks and  results  may be found in  documents  filed  with the  Securities  and
Exchange Commission and which are incorporated herein by reference.

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